EXHIBIT 23.2
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                               Consent of KPMG LLP

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            Consent of Independent Registered Public Accounting Firm
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The Board of Directors
PFF Bancorp, Inc.:

We consent to the incorporation by reference in this registration statement on Form S-8 of PFF Bancorp, Inc. of our report dated June 9, 2004, with respect to the consolidated balance sheets of PFF Bancorp, Inc. as of March 31, 2004 and 2003, and the related consolidated statements of earnings, stockholders' equity, and cash flows, for each of the years in the three-year period ended March 31, 2004, which report appears in the Annual Report on Form 10-K for the year ended March 31, 2004 of PFF Bancorp, Inc.


      /s/ KPMG LLP


Los Angeles, California
October 28, 2004